Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (Memorandum) is made and effective this 26th day of January 2011 (Effective Date), by the Board of Directors (Board) of Auburn Savings Bank, FSB, OTS Docket No. 01305 (Association), and the Office of Thrift Supervision (OTS), a bureau of the United States Department of the Treasury, acting through its Northeast Regional Director or his design (Regional Director). The Board agrees to take the actions set forth below to correct various matters and concerns discussed in the September 7, 2010 Report of Examination (2010 ROE) of the Association.

Business Plan/Risk Reduction Plan.

1.           (a)           By February 28, 2011, the Board shall approve and submit to the Regional Director an acceptable written Business Plan/Risk Reduction Plan (Plan) covering the three-year period ending December 31, 2013. To be acceptable, the Plan must:

(i)
contain a detailed narrative of the Board's general business philosophy, plans and strategies to improve the Association's financial condition and the means by which the Association will achieve its plans and strategies;

(ii)	establish realistic projected capital levels and quarterly Regulatory Capital Ratios1 (Projected Regulatory Capital Ratios) during the term of the Plan that are sufficient to:
(A)           support the Association's existing and prospective risk profile, considering the risks and weaknesses identified in the 2010 ROE; and
(B)           comply with the requirements in this Memorandum to reduce concentrations in Classified Assets2, Criticized Assets3 and Higher Risk Loans (HRLs)4.
(iii)	contain a detailed discussion of the Association's plan to limit higher risk activities, incorporating the requirements imposed by Paragraphs 2 and 3 of this Memorandum;

1	The term "Regulatory Capital Ratios" means the Tier I (Core) Capital Ratio and Total Risk-Based Capital Ratio as computed quarterly on Schedule CCR of the Thrift Financial Report.
2
The term "Classified Assets" means assets that currently are, and/or subsequent to the Effective Date have been classified as "substandard," ''doubtful," or "loss," either by the Association (pursuant to 12 C.F R. § 560.160(a)(l)) or by the OTS (pursuant to 12 C.F.R, § 560.160(a)(2)). Classified Assets are reported at lines VA965, VA970 and VA975 of TFR, Schedule VA.

3
The term "Criticized Assets" means assets that currently are, and/or subsequent to the Effective Date have been: (i) Classified Assets as defined above: plus (ii) classified as "special mention," either by the Association (pursuant to 12 C.F.R. § 560.160(a)(l))orbythe OTS (pursuant to 12 C.F R. § 560 160(a)(2)). Special Mention Assets are reported at line VA960 to TFR Schedule VA.

4
The term High Risk Loans (HRLs) means the sum of: (i) Acquisition, development, construction or land loans to be reported on the TFR at lines SC230, SC235, and SC240. and SC265; (ii) Construction LIP required to be reported at TFR line CC105: (iii) Multifamily (5 or more) loans required to be reported at TFR line SC256: (iv) Nonresidential real estate loans required to be reported at TFR line SC260: (v) Commercial loans required to be reported at TFR lines SC300, SC303, and SC306; and (vi) Unused commercial lines of credit required to be reported at TFR line CC420; less that portion of the HRLs covered by U. S. Small Business Administration (SBA) guarantees or Finance Authority of Maine (FAME) guarantees.

(iv)	realistically assess and recognize increased operating expenses related to staffing and establishing compliance with the requirements of this Memorandum;
(v)
include a prohibition against the Association materially deviating from the Plan, without thirty (30) days prior written notice to the Regional Director and receipt of written non-objection from the Regional Director to such activity; and

(vi)
include a detailed budget corresponding to the Plan's projected activities (Budget), that includes quarterly financial projections (balance sheets, income statements, and regulatory capital schedules) for each quarter covered by the Plan that are prepared in a manner consistent with the Thrift Financial Report (TFR) and according to the instructions contained in Sections 625 and 630 of the OTS Applications Processing Handbook, and shall include the following;

•	Form 1 - Balance Sheet
•	Form 2 - Income Statement
•	Form 4 - Table of Regulatory Capital Levels
•	Form 5 - Table of Loan Origination Levels
•	Form 6 - Interest Rate Assumptions for New Production.

(b)            The Board shall promptly consider, and after consultation with the OTS, make such modifications as the Regional Director may require in order to conform the Plan to the specifications set forth in this Paragraph 1 of the Memorandum.

(c)            Within forty-five (45) days after the close of each calendar quarter beginning with the quarter ending June 30, 2011, Association Management shall prepare and submit to the Board quarterly variance reports on the Association's compliance with the Plan (Quarterly Plan Variance Reports). The Quarterly Plan Variance Reports shall include: (i) actual financial statements and capital ratios versus those projected in the Plan; (ii) detailed explanations of any material deviations from the Plan, and (iii) a specific description of the corrective actions or measures that have been implemented, proposed or are under consideration to correct any material deviation.

(d)            The Board shall conduct a diligent review of the Quarterly Plan Variance Reports each quarter, assess the Association's implementation of and compliance with the Plan and adopt appropriate corrective actions. The Board's review of the Quarterly Plan Variance Report and assessment of compliance shall be fully documented in the appropriate Board minutes.

Concentration Risk.

2.           By February 28, 2011, the Association shall develop and implement a written program for controlling and reducing concentration risk that comports with the guidance set forth in OTS CRO Memos 2525 and 3116 (Concentration Risk Policy). The Concentration Risk Policy shall set forth a written action plan including specific time frames, for bringing the Association into compliance with the concentration limits established therein, including:

5 CEO Memo 252, issued on December 14, 2006, provides "Office of Thrift Supervision Guidance on Commercial Real Estate (CRE) Concentration Risks."
6 CEO Memo 311, issued on July 9, 2009, addresses "Risk Management: Asset and Liability Concentrations".

(a)            plans to reduce the percentage of HRLs to Tier 1 (Core) Capital plus allowance tor loan and lease losses (ALLL) below 300 percent by March 31, 2012; and
(b)            establishment of sub-portfolio limits for each component of the HRLs portfolio with a concentration ratio equal to or in excess of 50 percent of Tier 1 (Core) Capital plus ALLL.

Restrictions on Lending.

3.           (a)           Effective immediately, the Association shall not directly or indirectly make, invest in, purchase, refinance, extend or otherwise modify or commit to make, invest in, purchase, refinance, or extend any Commercial Real Estate Loan (CRE Loan)7 or Commercial and Industrial Loan (C&I Loan) 8 without the prior written non-objection of the Regional Director. A request for non-objection must be received by 0TS at least fifteen (15) days before a response is needed.

(b)           Notwithstanding the restrictions in subparagraph (a) above, the Association may:
(i) make advances necessary to honor legally binding commitments to fund loans (commitments) or loans-in-process (LIP) in existence as of November 29, 2010, provided that the Association (A) prior to honoring any commitment or making any disbursement under an LIP, shall affirmatively determine that all conditions precedent to the commitment or disbursement have been satisfied, and (B) will not violate any law or regulation applicable to it by honoring such commitment;
(ii) refinance, modify or extend existing loans where: (A) refinancing by a third party is not reasonably feasible, (B) no new funds are advanced by the Association, and (C) the Association improves the credit quality and collectability of the loan through receipt of new guarantees or new collateral and fully documents and supports the improved credit quality in the loan file. If the Association cannot obtain new guarantees or new collateral to support the refinance, modification, or extension, then the Association at a minimum must document at the time of loan maturity that the existing borrower has demonstrated the ability to make timely payments on the loan and on its other debts; and
(iii) make, invest in, purchase, refinance, extend or otherwise modify loans guaranteed by the U. S. Small Business Administration (SBA) or the Finance Authority of Maine (FAME) if the Association is at that time in compliance with the concentration risk limits established in Paragraph 2.

7 The term Commercial Real Estate Loans (CRE Loans) means:
(a) Acquisition, development, construction or land loans required to be reported on the Thrift Financial Report (TFR) at lines SC230, SC235, SC240 and SC265; and
(b) Multifamily (5 or more) loans required to be reported at TFR, Line SC256; and
(c) Nonresidential Real Estate Loans required to be reported at TFR, Line SC260, except for loans secured by owner-occupied nonfarm nonresidential properties where the primary or significant source of repayment is the cash flow from ongoing operations and activities conducted by the party, or affiliate of the party, who owns the property.
8 The term commercial and industrial loans (C&I Loans) means:
(a) Commercial loans required to be reported at TFR Lines SC300, 303 and 306; and
(b) Nonresidential real estate loans required to be reported at TFR Line SC260 that are secured by owner-occupied nonfarm nonresidential properties where the primary or significant source of repayment is the cash flow from ongoing operations and activities conducted by the party, or affiliate of the party, who owns the property.

Improvements to Loan Underwriting Practices.

4.           Effective immediately, the Association shall not grant any secured loan that exceeds the lower of 80 percent of the appraised value of the collateral for such loan or, as applicable, 90 percent of the asset's purchase price.

5.           Effective immediately, the Association shall amend its lending practices to require that (i) the loan approval memorandum provides a detailed explanation of the strengths and weaknesses of the proposed financing; and (ii) the final lending decision is clearly supported.

Appraisal Policy.

6.            Within thirty (30) days, the Association shall revise and thereafter implement improvements to its appraisal policies and procedures (Appraisal Policy) that:
(a) requires that an updated appraisal or evaluation, as appropriate, is obtained when the underlying assumptions of the original appraisal supporting any classified or criticized, or any decision to modify a HRL, is no longer valid;
(b) establishes procedures for a documented review of HRL appraisals/evaluations by a state certified or licensed appraiser; and the performance of property inspections, when necessary, by a qualified individual; and
(c) expand the appraisal review documentation to include a sufficiently detailed narrative analysis that fully supports the acceptance or rejection of the HRL appraisal.

Credit Administration.

7.           By January 31, 2011, the Association shall revise and implement credit administration policies, procedures, practices, and controls (Credit Administration Policy) to ensure that it addresses all corrective actions in the 2010 ROE relating to credit administration. The Credit Administration Policy shall comply with all regulatory guidance and, at a minimum:
(a)            require clearly documented file commentary concerning borrower contacts and project status;
(b)            require timely collection of current borrower and guarantor financial statements, including operating statements for businesses and collateral properties, other reports (rent rolls, accounts receivable agings, etc.), and ensure that interim financial statements are required and obtained when annual statements are delayed or not yet available; and
(c)            reduce the threshold for formal monitoring of CRE Loans and C&I Loans from $250 thousand to $100 thousand:
(d)            establish procedures to monitor pro forma type credits, where actual performance (sales, lease/rental absorption, operating costs, etc.) lags forecast targets. If the deviation between actual and forecast performance is material, document the decision of management to obtain or not obtain an updated collateral valuation, as well as the determination of the credit's rating; and.
(e)            ensure that loan proceeds are only used for approved purposes. Construction and rehabilitation project loan proceeds must be controlled, in accordance with loan agreements and appropriate Association policy, through inspections, by qualified parties that document the completion of required work before additional funds are released to the borrower.

8.           The Association shall ensure that effective oversight of the Association's HRL portfolios is established and maintained by qualified loan department staff. By January 31, 2011, the Board shall formally assess the loan department staffing to ensure that the Association is sufficiently staffed with qualified personnel to administer the Association's outstanding loans and comply with the requirements of this Memorandum.

Internal Loan Review/Asset Classification/ALLL Assessment Methodology.

9.           (a) By January 31, 2011, the Board shall review and approve, and the Association shall thereafter implement, revisions to its internal loan review program (Revised ILR Program) that address all deficiencies and weaknesses described in the 2010 ROE, incorporates all recommended corrective actions in the 2010 ROE and comports with the Interagency Policy Statement on the Allowance for Loan and Lease Losses and Questions and Answers on Accounting for Loan and Lease Losses issued on December 13, 2006 pursuant to OTS CEO Memorandum 250 (2006 Policy Statement). The objectives of the Revised ILR Program shall be to: (i) determine compliance with Board-approved lending policies, underwriting standards, and loan administration requirements and (ii) accurately assign, and test the reliability of previously assigned, risk ratings.

(b) The Revised ILR Program shall detail the Association's loan grading system and specify parameters for the identification of problem loans for each type of loan offered by the Association, inclusive of performance criteria that, if not satisfied, would trigger a downgrade of the loan such as: (i) debt service coverage standards for income producing loans; (ii) required liquidity ratios; (iii) unit sales per quarter and pricing changes for construction loans; and (iv) delinquency status parameters.
(c) The Revised ILR Program shall be administered under the direction of the Board and provide that, at a minimum:
(i)           loan reviews are completed on a semi-annual basis, beginning with the period ending June 30, 2011 (these reviews can be completed by either internal loan review staff or external vendors), no later than thirty (30) days after the close of each semi-annual period with each respective semi-annual loan review covering at least fifty percent (50 percent) of all HRLs (or lending relationships) greater than two hundred fifty thousand dollars ($250,000) such that all HRLs (or lending relationships) greater than two hundred fifty thousand dollars ($250,000) are reviewed at least once during each calendar year;
(ii) an appropriate loan review sampling of the remainder of the HRL portfolio must also be completed during each calendar year:
(iii) the Board shall, by January 31. 2011, and at least annually thereafter, formally evaluate and determine whether additional in-house loan review staff is necessary to carry out the Revised 1LR Program and ensure that sufficient resources are available to assess the risks related to HRLs; and
(iv) no later than forty-five (45) days after the close of each semi-annual period, beginning with the period ending June 30, 2011, the Board shall review and evaluate a written report documenting findings relating to the internal loan reviews conducted during the semi-annual period and recommendations for corrective actions and improvements in the Association's lending operation (ILR Report). The Board shall direct appropriate actions to correct identified deficiencies and improve the performance of the lending operation. The ILR Report must identify and provide information about:
(A) loans in which an exception to applicable Association loan underwriting and/or credit administration policies and procedures was identified and the nature of the exception(s);
(B) loan files lacking complete documentation (as required by the Association's lending policies, underwriting standards, loan administration procedures), the nature of the exception and the current status of action taken to obtain missing or required loan documentation; and
(C) the risk ratings assigned to the loans reviewed and whether there were significant downgrades to risk ratings previously assigned,
(d) The Association shall immediately take all necessary steps to properly identify and report all Criticized Assets on Schedule VA of the TFR in accordance with 12 C.F.R. § 560.160 and Section 260 of the OTS's Examination Handbook.

10.           By January 31, 2011, the Board shall review and approve, and the Association shall thereafter implement and adhere to, a revised ALLL Policy (Revised ALLL Policy) that details revisions to the Association's processes for identifying and reporting ALLL. At a minimum, the Revised ALLL Policy shall:
(a) conform to the requirements of generally accepted accounting principles and pertinent regulatory requirements and guidance9 and be appropriate for the size of the Association and the complexity of its loan and lease portfolios; and
(b) address weaknesses in the methodology and processes identified in the 2010 ROE, including the requirements that the Association:
(i) strengthen the documented analysis of the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 310 and FASB ASC 45010, particularly with respect to the collection and periodic updating of historical loss data for both performing and classified loan portfolios, on an appropriately segmented basis and
(ii) at minimum, segregate loans by TFR loan type categorization and risk rating as follows: Pass and Pass/Watch; Special Mention; and. Substandard and Doubtful.

9 See (i) 12 C.F.R. § 560.160, (ii) Interagency Policy Statement on the Allowance for Loan and I.ease Losses and Questions and Answers on Accounting tor Loan and Lease Losses issued on December 13, 2006 pursuant to OTS CEO Memorandum 250 (2006 Policy Statement) and (iii) Interagency Policy Statement on the Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions, dated July 2, 2001 (66 Fed. Reg. 35629, published on July 6, 2001).
10 FASB ASC 3 10 and 450 were previously identified as Statement of Financial Accounting Standards I 14 and 5, respectively.

Accounting For Real Estate Owned.

11.           (a) By January 31, 2011, the Association shall develop and implement written Real Estate Owned (REO) policies and procedures that adhere to 12 CFR 560.172, and regulatory and accounting guidance, that provide for:
(i) the valuation of REO at time of transfer;
(ii) post-transfer write downs;
(iii) the treatment of expenses that may be capitalized and those that must be recognized in the period in which they occur;
(iv) the recognition of gain or loss on sale; and
(v) adjustments to an REO parcel's “as is” fair value for known factors (e.g., interior structural issues, code violations, etc.) that would impact the valuation.
(b) By January 31, 2011 and on an annual basis thereafter, the Association shall obtain annual appraisals or evaluations on all material REO properties on the Association's books.

Reduction of Criticized Assets.

12.           (a) By February 28. 2011, the Board shall approve, and the Association shall implement an acceptable comprehensive written plan to reduce the Association's Criticized Assets covering the time period beginning with the quarter ending March 31, 2011 through the quarter ending December 31, 2013 (Criticized Asset Reduction Plan).
(b) To be acceptable, the Criticized Asset Reduction Plan must:
(i) establish a schedule of quarterly targeted reductions in the Criticized and Classified Asset levels to 50 percent and 30 percent of Tier 1 (Core) Capital plus ALLL, respectively; and
(ii) contain a written Asset Action Plan for each 1 HRL that is a Classified Asset that shall, at a minimum, include:
(A) an analysis of all loan documents and the identification of any missing documentation;
(B) a realistic and documented assessment of: (1) the borrower's repayment capacity. (2) support provided by guarantees, and (3) collateral values of property securing the loan;11
(C) an assessment of potential legal issues or other impediments that may impair the Association's ability to recover the full value of the Classified Asset;
(D) an evaluation of potential impairment under FASB ASC 310, inclusive of collateral dependency and loss analysis; and
(E) based on the above: (1) a description of the strategy and actions necessary to reduce the risk associated with the Classified Asset (including collection of principal balance owed; enhancement of collateral, guarantees or other factors contributing to the quality of the asset) and (2) a projected schedule to complete all actions.

11 See the discussion in Section III (Loan Workout Arrangements) of the "Policy Statement on Prudent Commercial Real Estate Loan Workouts" issued by the financial regulators on October 30. 2009).

(c)            Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Association shall submit a quarterly written classified asset status report (Quarterly Classified Asset Report) to the Board. The Board's review of the Quarterly Asset Report shall be documented in the Board meeting minutes. The Quarterly Classified Asset Report shall, at a minimum:
(i)             include the current status of all Asset Action Plans;
(ii)             identify variances in the Association's actual performance during the preceding quarter as compared to the projections set forth in the Classified Asset Reduction Plan;
(iii)             contain an analysis and explanation of identified variances; and
(iv)             discuss the specific measures taken or to be taken to address identified variances.
(d)            The Asset Action Plans required by subparagraph (b) shall be made a part of the loan file. All other actions taken by the Board and management to comply with this Paragraph 12 of the Memorandum shall be documented and reflected in the Board minutes.

Separate Board .Minutes Required.

13.	The Board shall have meetings, and recorded minutes from such meetings, that are separate from those of its parent Holding Companies, Auburn Bancorp. MHC and Auburn Bancorp, Inc.

Restrictions on Brokered Deposits.

14.
Effective immediately, the Association shall not increase the aggregate dollar amount of brokered deposits as defined in 12 C.F.R. § 337.6(a)(2), excluding interest credited, beyond the amount at the Association as of the close of business on January 7, 2011, without the prior written non-objection of the Regional Director. A request for non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of acceptance of deposits restricted herein.

Compliance with Memorandum of Understanding.

15.           (a)           The Board shall take prompt and ongoing action to cause the Association to comply with the terms of this Memorandum. All actions required to be taken by the Board shall be duly recorded in the minutes of the meeting at which the action was taken.
(b)            Within 45 days after the end of each calendar quarter, commencing with the quarter ending March 31. 2011, the Board shall:
(i)            Adopt a resolution (Compliance Resolution) which
(A)           addresses whether, following a diligent inquiry (which shall include the review of management reports and all other relevant information), to the best of its knowledge and belief, during the immediately preceding quarter, the Association complied with each provision of the Memorandum then in effect; and

(B)            specifies in detail how, if at all, full compliance was determined not to exist and identifies all written notices of exemption issued by 0 IS that were outstanding when the Compliance Resolution was adopted; and
(ii)           Provide OTS with a certified copy of the Compliance Resolution.
(c)            All policies, procedures, corrective actions, programs, and reviews required by this Memorandum (collectively, Plans and Policies) shall conform to all applicable statutes, regulations, written policy and guidance that OTS has published or distributed to 0TS-regulated institutions. The Boards shall revise Plans and Policies as may be required by the Regional Director in order to conform to regulatory standards.  The Association shall comply with all Plans and Policies, including any revisions or amendments required by the Regional Director.

Effective Date.

16.           This Memorandum is effective on the Effective Date as shown on the first page.
Duration.
17.	This Memorandum shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.

Time Calculations/Exceptions.

18.           Calculation of time limitations for compliance with the terms of this Memorandum run from the Effective Date and shall be based on calendar days. unless otherwise noted.

19.           The Regional Director may extend any of the deadlines, or permit exceptions to any of the limitations, set forth in the provisions of this Memorandum upon written request by the Association that includes reasons in support for any extension or exception. Any OTS extension or exception shall be set forth in writing.

Submissions and Notices.

20.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Memorandum shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Original to:	Copy to:
Michael E. Finn Regional Director Office of Thrift Supervision Harborside Financial Center Plaza Five Suite 1600 Jersey City, NJ 07311	John F. Burke Assistant Director Office of Thrift Supervision 35 Braintree Hill Office Park Suite 201 Braintree, MA 02184

(b)           To the Association:
Board of Directors
c/o Allen T. Sterling, President & CEO
Auburn Savings Bank, FSB
256 Court St.
Auburn, ME 04210-5402

No Violations Authorizcd/OTS Authority Not Affected.

21.           Nothing in this Memorandum shall be construed as allowing the Association or its Board, officers or employees to violate any law, rule. or regulation. Nothing in this Memorandum shall inhibit, estop, bar or otherwise prevent OTS from taking any other action affecting the Association if at any time OTS deems it appropriate to do so to fulfill the responsibilities placed upon OTS by law.

Miscellaneous.

22.           All references to OTS in this Memorandum shall also mean any of OTS's predecessors, successors, and assigns.

23.           The section and paragraph headings in this Memorandum are for convenience only and shall not affect the interpretation of this Memorandum.

Counterparts.

24.           This Memorandum may be executed in separate counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument. Facsimile signatures are acceptable.

/s/ Claire D. Thompson	/s/ Thomas J. Dean
Claire D. Thompson, Chairman of	Thomas J. Dean, Director
the Board

/s/ Philip R. St. Pierre	/s/ M. Kelly Matzen
Philip R. St. Pierre, Vice Chairman	M. Kelly Matzen, director
of the Board

/s/ Bonnie G. Adams	/s/ Sharon A. Millet
Bonnie G. Adams, Director	Sharon A. Millet, Director

/s/ Peter E. Chalke	/s/ Allen T. Sterling
Peter E. Chalke, Director	Allen T. Sterling, Director

OFFICE OF THRIFT SUPERVISION

By:	/s/ Michael E. Finn
Michael E. Finn
Regional Director, Northeast Region

Date:	See Effective Date on page 1